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                                                                    EXHIBIT 10.8

                             DUCOMMUN INCORPORATED

                                 DESCRIPTION OF
                    1997 EXECUTIVE OFFICER BONUS ARRANGEMENT



         The Ducommun Incorporated 1997 Executive Officer Bonus Arrangement (the "Arrangement") is designed to reward achievement of annual operating plan objectives in order to build profitability and provide competitive compensation levels. The Arrangement contains a formula- based incentive plan driven by sales, net income, cash flow and return on asset performance in excess of established thresholds. The participants in the Arrangement are the five Ducommun corporate officers and the six subsidiary presidents.

         The Arrangement provides for bonus awards ranging from 0 to 100% of annual base salary depending on position. The targeted bonus award under the Arrangement is half of the maximum bonus eligibility for each individual. Bonus awards are based on a combination of total corporate performance and on individual performance of executive officers. The subsidiary presidents are also measured based upon the financial performance of their operating units. All awards are subject to the approval of the Compensation Committee of the Board of Directors.